EXHIBIT 77Q-1(e)
                                                                ----------------

                         MASSMUTUAL CORPORATE INVESTORS
                           1500 Main Street, Suite 600
                        Springfield, Massachusetts 01115


                                                                 October 1, 2005

Babson Capital Management LLC
1500 Main Street
Springfield, Massachusetts 01115


                          Investment Services Contract
                          ----------------------------

MassMutual Corporate Investors (the "Trust") has been organized as a voluntary association (commonly referred to as a business trust) under the laws of The Commonwealth of Massachusetts to engage in the business of investing in securities. Its Board of Trustees has selected you to act as the sole investment adviser of the Trust and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

                        1. Delivery of Trust Documents. The Trust has furnished you with copies properly certified or authenticated of each of the following:

            (a) Declaration of Trust of the Trust as in effect as of the date hereof;

            (b) By-Laws of the Trust as in effect on the date hereof; and

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            (c) Orders and No-Action Letters of the Securities and Exchange
        Commission relating to the Trust's relations with you.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

                        2. Investment Services. You will use your best efforts to present to the Trust a continuing and suitable investment program consistent with the investment objective and policies of the Trust. In the performance of your duties hereunder, subject always to the provisions contained in the documents delivered to you pursuant to Section 1 as each of the same may from time to time be amended or supplemented, you will at your expense:

            (a) furnish the Trust with advice and recommendations consistent with the investment policies of the Trust with respect to the purchase, holding, and disposition of portfolio securities;

            (b) advise the Trust in connection with policy decisions to be made by its Board of Trustees and, as requested, furnish the Trust with research, economic, and statistical data in connection with the Trust's investments and investment policies;

            (c) provide administration of the day-to-day investment operations of the Trust;

            (d) investigate and conduct relations with the issuers of securities purchased or to be purchased directly by the Trust;

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            (e) submit reports analyzing each portfolio security of the Trust with such frequency as may be requested by the Trust's Board of Trustees;

            (f) represent the Trust in any negotiations relating to the Trust's investments with issuers, investment banking firms, securities brokers or dealers, and other institutions or investors;

            (g) provide accounting and bookkeeping services to the Trust and maintain and preserve such accounts, books and other documents as may be required by regulations of the Securities and Exchange Commission, provided that all such accounts, books, and other documents shall at all times be the property of the Trust and will be surrendered by you to the Trust on request;

            (h) provide office space and office equipment, safekeeping facilities, the use of accounting equipment when required, and necessary executive, clerical, and secretarial personnel for the performance of the foregoing services; and

            (i) from time to time or at any time requested by the Trust's Board of Trustees, make reports to the Trust of your performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business affairs of the Trust.

                        3. Expenses of the Adviser. Subject to Section 4, you will pay:

            (a) the compensation and expenses of all officers and employees of the Trust and all Trustees of the Trust who are officers or employees of you;


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            (b) the expenses of office rent, telephone, utilities, office furniture, equipment, and other office expenses of the Trust; and

            (c) any other expenses incurred by you in connection with the performance of your duties hereunder.

                        4. Expenses of the Trust. You will not be required to pay any expenses of the Trust not expressly assumed by you. In particular, and without limiting the generality of the foregoing, you will not be required to pay:

            (a) the expenses, including legal expenses, of the organization of the Trust and the initial registration and qualification of its Shares of Beneficial Interest for sale;

            (b) the fees and expenses of Trustees who are not officers or employees of you, and of independent advisers, independent contractors, consultants, chief compliance officer, managers, and other agents employed by the Trust other than through you;

            (c) legal fees and expenses;

            (d) the fees or disbursements of custodians and depositories of the Trust's assets, auditors, transfer agents, dividend disbursing agents, and registrars;

            (e) taxes or governmental fees;

            (f) the cost of preparing and mailing dividends, distributions, reports, notices, and proxy material to shareholders;

            (g) brokers' commissions or underwriting fees; and

            (h) insurance as required by the Trust's Board of Trustees.

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                        5. Compensation of the Adviser.

            (a) Subject to subsection (b) hereof, for all services to be rendered and payments to be made by you as provided in Sections 2 and 3 hereof, the Trust will pay you within 30 days after the last business day of each fiscal quarter of the Trust an advisory fee (the "Flat Advisory Fee") equal to 5/16 of 1% of the value of the net assets of the Trust as of the close of trading on the New York Stock Exchange on such business day in such quarter, provided that if the first quarter during which this Contract shall be in effect is less than 90 days, such fee for such quarter shall be in an appropriately prorated amount. The value of the net assets of the Trust shall be determined pursuant to the applicable provisions of the By-Laws of the Trust delivered to you pursuant to Section 1 hereof and such other procedures and policies as may from time to time be established by the Trustees.

            (b) For the period commencing on the date hereof and continuing until the sixth quarter end thereafter, the Trust will pay you within 30 days after the last business day of each fiscal quarter of the Trust the lower of (i) the Flat Advisory Fee or (ii) the lower of (a) the fee otherwise payable pursuant to Paragraphs (a) through (d) of Section 6 of the prior investment services contact between you and the Trust dated July 1, 1988, as amended and novated (the "Old Contract") or (b) the sum of (i) 5/16% times the ending net asset value ("NAV") for that quarter plus or minus (ii) the Performance Adjustment (as defined in the Old Contract) applied against the average quarter-end net assets for the

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Trust for the twelve-quarter period ending on such quarter.

                        6. Other Activities of Adviser. Nothing herein contained shall prevent you from engaging in other businesses or from acting as adviser to any other person or entity even though having investment policies similar to the Trust's.

                        7. No Partnership or Joint Venture. The Trust and you are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

                        8. Name of Trust. The Trust may use the name
"MassMutual" or any name derived from or similar to the name "Massachusetts Mutual" or "Massachusetts Mutual Life Insurance Company" only with your permission for so long as this Contract or any extension, renewal or amendment hereof remains in effect. At such time as such an agreement shall no longer be in effect or upon your request, the Trust will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by or otherwise connected with Massachusetts Mutual Life Insurance Company.

                        9. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Contract relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Contract. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust shall be deemed, when

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acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent. Any of your officers or employees rendering services to the Trust or to its officers or employees, or acting in any business of the Trust pursuant to the undertakings contained in this Contract, shall be deemed to render such service solely to the Trust and in no respect to act under your control or direction although paid by you.

                        10. Duration and Termination of this Contract. This Contract shall remain in force for two years from the date hereof,(1) and from year to year thereafter to the extent consistent with the Investment Company Act of 1940. This Contract may, on 60 days' written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Trust, or by you. This Contract shall automatically terminate in the event of its assignment by the Trust or by you. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "assignment" and "voting security") shall be applied.

                        11. Amendment of this Contract. This Contract may be changed or waived by the agreement of the parties.

                        12. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Contract may be executed

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(1) This Contract is expected to take effect on the first day of the first fiscal quarter following the date of shareholder approval.

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simultaneously in two or more counterparts, each
of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        13. Declaration of Trust. This Contract is executed on behalf of the Trust under a Declaration of Trust, dated September
13, 1985, as amended, on file with the Secretary of The Commonwealth of Massachusetts. The obligations of this Contract are not binding upon any of the Trustees, shareholders, officers, employees, or agents of the Trust individually but are binding only upon the assets and property of the Trust.

                        If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

                                             Yours very truly,

                                             MASSMUTUAL CORPORATE INVESTORS

                                             By
                                                --------------------------------
                                                James M. Roy
                                                Vice President and
                                                Chief Financial Officer


            The foregoing Contract is hereby accepted as of the date thereof.


                                             BABSON CAPITAL MANAGEMENT LLC

                                             By
                                                --------------------------------
                                                Clifford M. Noreen
                                                Managing Director